CONSENT OF AMEC E&C Services Inc.
(formerly Mineral Resources Development Inc.)

AMEC E&C Services Inc. consents to the use of its name pertaining to its reviews of resource estimates for the Soledad Mountain Project, Kern County, California in 1998 through 2000, and in 2005 to 2006, incorporated into Item 1, Description of Business in Form 10-KSB of Golden Queen Mining Co. Ltd, as filed with the United States Securities and Exchange Commission.

Dated: March 29, 2006

AMEC E&C SERVICES INC.

Signed:	/s/ Larry B. Smith
Larry B. Smith
Title: Manager, AMEC Mining & Metals Consulting

AMEC Mining & Metals Consulting
780 Vista Boulevard, Suite 100
Sparks, NV 89434
USA
Tel 775.331.2375
Fax 775.331.4153